Exhibit (a)(5)(J)

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

Lonza delivered a solid business performance in the first half of 2011 with increased EBIT and revenue at constant exchange rates; Strong negative exchange rate impacts revenue and EBIT

•	Sales of CHF 1193 million up by 4.8% at constant exchange rate (-8.3% in reporting currency)
•	EBIT increased by 4.6% at constant exchange rate to CHF 136 million (-21.4%)
•	Currency impact of CHF 44 million on EBIT
•	Countermeasures to offset strong Swiss franc launched at the Visp (CH) site
•	Strong performance in Biological Custom Manufacturing and Development Services
•	Further development of life-science-driven strategy results in acquisition offer for Arch, building a global leadership position in Microbial Control and balancing Lonza’s portfolio and currencies

Basel, Switzerland, 27 July 2011 – Lonza delivered a solid business performance in the first half of 2011 with increased EBIT and revenue at constant exchange rates demonstrating a solid product pipeline combined with high capacity utilization in Custom Manufacturing and Life Science Ingredients. However, reported revenue and EBIT were substantially impacted by the strong Swiss franc. The currency impact on operating profits (EBIT) was CHF -44 million. In the short term, the impact of the strong Swiss franc is being mitigated in Visp and Basel by instituting longer working hours in cooperation with social partners, and mid- to long-term productivity improvements and portfolio upgrades are being introduced. Increases in raw material prices persisted and the unpredictability of regulatory authority approvals remained a challenge.

In Life Science Ingredients, demand was high but EBIT was significantly lower as most production in this sector is realized in Switzerland and was therefore affected by the strong Swiss franc. The Chemical and Biological Custom Manufacturing project pipelines were strengthened further and capacity utilization increased in both businesses. Lonza’s broad offering of expertise combined with new and highly demanding technologies continued to attract customers. Bioscience sales were on a par with the first half of 2010 (+13.2% at constant exchange rates), with lower sales in media and molecular biology. Reduced spending by R&D at pharmaceutical companies, governmental agencies and academia has impacted the Bioscience business.

Growth projects are moving forward. The mammalian cell culture plant in Singapore started up on time and on budget. Additional growth projects remain on plan, including the agrochemical plant and market-driven expansion of cytotoxic manufacturing in Visp (CH), the L-carnitine/PMDA plant

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

and new niacinamide plant (all in China), increased capacity and R&D in Slough (UK), and the expansion of Development Services in Singapore.

Stefan Borgas, CEO of Lonza said: “These results demonstrate the strength of our underlying business. Despite the heavy hit we have taken in our reported numbers as a result of the strong Swiss franc, I am pleased that the company has delivered 5% growth in underlying revenues and operating profits. Looking forward, our pipeline looks promising, our capacity utilization is improving and our growth projects are moving forward. I am particularly excited by the opportunities that our newly focused strategy will allow us to capitalize on, not least the offer for Arch which is proceeding to plan and we expect to complete later this year.”

Key Financial Group Figures
				Half-Year
	2010	2011		CER *
	CHF mn	CHF mn	+/- %	+/- %
Sales	1 301	1 193	(8.3)	4.8
EBITDA	309	265	(14.2)	3.9
Margin	23.8%	22.2%		23.6%
EBIT	173	136	(21.4)	4.6
Margin	13.3%	11.4%		13.3%
Net profit	135	97	(28.1)	(2.2)
EPS (CHF) basic	2.62	1.90	(27.5)	(2.3)
EPS basic (CHF) Core	2.69	2.09	(22.3)	3.7

Capital expenditures	152	117	23.0
Net debt	1 251	1 249	(0.2)
Number of employees	8 220	8 306	1.0

* CER = constant exchange rates

Outlook
Despite ongoing market volatility combined with macro-economic uncertainties, Lonza succeeded in showing underlying revenue and profit growth in constant exchange rates in the first half of 2011. The Group remains on track to deliver continued growth for the full year. Lonza’s leadership position in innovation and R&D, increased project pipelines and the broad offering of new, demanding technologies underpin our future long-term growth potential. New signed contracts and an outsourcing trend that remains intact validate Lonza’s life-science strategy. We will continue to generate new business, which will improve our return on assets and strengthen our cash flow. With the acquisition offer for Arch, Lonza has taken a strategic step toward expanding the Microbial

2/5

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

Control business, thus strengthening the overall business and balancing the portfolio. We are confident of growing the traditional Lonza business in constant exchange rates.

Strategy Review

Lonza’s Management Committee and Board of Directors have undertaken an in-depth strategic review to address a number of the challenges which were adversely impacting the Group’s operational and financial results. This review paid attention to the volatility in the pharmaceutical markets, new business opportunities in high growth markets, together with currency effects and raw materials price inflation. It also focused particularly on the need to capture more of the value chain. The review involved 150 business leaders from across the group, resulting in the development of detailed business plans in each business unit which were subsequently filtered and refined into selected well-defined growth projects.

Our sharpened 5-year strategy will see the Group remain firmly focused on life sciences with excellence in products and services that are complex, regulated and come in contact with the human body. Lonza will move further into nutrition and microbial control to balance volatility in the CMO business. Moving closer to the customer will allow the Group to capture more of the value chain and mitigate the impact of raw materials price increases – by moving active ingredients focus towards formulation and distribution. Lonza will continue to leverage its core strengths in innovation, technology and regulatory expertise while capturing cross-divisional synergies in manufacturing, research and sales. The Group will move decisively into the growth economies of emerging markets and better balance its currency exposure by improving its natural currency hedge. As part of this strategy, innovation partnerships and alliances with industry leaders are likely to increasingly occur. Financially, in addition to driving growth and reducing volatility, the strategy should result in lesser reliance on capex-driven growth, greater return on operating assets and stronger cash flow generation.

The Group’s offer for Arch is a perfect demonstration of this strategy – one that should deliver sustainable and profitable growth, building on the Group’s core strengths and taking advantage of new opportunities.

For more detailed information, please refer to the Half-Year Report 2011 published today. http://www.lonza.com/group/en/company/news/reports.html

About Lonza

Lonza is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Products and services span its customers’ needs from research to final product manufacture. It is the global leader in the production and support of active pharmaceutical ingredients both chemically as well as biotechnologically. Biopharmaceuticals are one of the key

3/5

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

growth drivers of the pharmaceutical and biotechnology industries. Lonza has strong capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. In addition, Lonza is a leader in cell-based research, endotoxin detection and cell therapy manufacturing. Furthermore, the company is a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

Lonza is headquartered in Basel, Switzerland and is listed on the SIX Swiss Exchange. In 2010, the company had sales of CHF 2.680 billion. Further information can be found at www.lonza.com.

For further information:

Lonza Group Ltd	Lonza Group Ltd	Lonza Group Ltd
Head of Corporate Communications	Investor Relations	Media Relations
Dominik Werner	Dirk Oehlers	Melanie Disa
Tel +41 61 316 8798	Tel +41 61 316 8540	Tel +1 201 316 9413
Fax +41 61 316 9798	Fax +41 61 316 9540	Fax +1 201 696 3533
dominik.werner@lonza.com	dirk.oehlers@lonza.com	melanie.disa@lonza.com

Forward-looking Statements

Forward-looking statements contained herein are qualified in their entirety as there are certain factors that could cause results to differ materially from those anticipated. Any statements contained herein that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. Statements herein regarding the proposed transaction between Lonza and Arch Chemicals, the expected timetable for completing the transaction, the potential benefits of the transaction, and any other statements about management’s future expectations, beliefs, goals, plans or prospects also constitute forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing and strength of new product offerings; pricing strategies of competitors; the company’s ability to continue to receive adequate products from its vendors on acceptable terms, or at all, and to continue to obtain sufficient financing to meet its liquidity needs; uncertainties as to the timing of the tender offer and merger; uncertainties as to how many shareholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, and other business partners; and changes in the political, social and regulatory framework in which the company operates, or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis. Except as otherwise required by law, Lonza disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after this presentation was made.

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Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

Additional Information

This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Arch Chemicals. LG Acquisition Corp., Lonza’s indirect wholly owned subsidiary, has filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission, and Arch Chemicals has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and Arch Chemicals shareholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as well as any amendments thereto and other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and Arch Chemicals shareholders may obtain a free copy of the tender offer statement, the solicitation/recommendation statement and other documents (when available) filed with the SEC at the SEC’s website at www.sec.gov. The tender offer statement and other documents that LG Acquisition Corp. files with the SEC may also be obtained free of charge by directing a request by mail to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, by calling toll-free at +1 800 322 2885 or by email to tenderoffer@mackenziepartners.com.

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